Exhibit 4.2
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
     Amendment No. 1 to Rights Agreement (this “Rights Agreement Amendment”), dated as of December 29, 2006, between US Dataworks, Inc., a Nevada corporation (the “Company”), and American Stock Transfer & Trust, as Rights Agent (the “Rights Agent”).
RECITALS:
     WHEREAS, the Company and the Rights Agent’s predecessor are parties to a Rights Agreement, dated as of July 24, 2003 (the “Rights Agreement”);
     WHEREAS, the Company and Hyundai Syscomm Corp., a California corporation (“Hyundai”), are entering into a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”), pursuant to which Hyundai will acquire Six Million One Hundred Thousand (6,100,000) shares of the Company’s common stock (“Common Stock”) through escrow (the “Escrow Shares”) and up to Fourteen Million Three Hundred Thousand (14,300,000) shares of Common Stock through a warrant (the “Warrant Shares”);
     WHEREAS, the Company desires to amend the Rights Agreement in certain respects in order to permit Hyundai to acquire the Escrow Shares and the Warrant Shares without causing Hyundai to become an Acquiring Person (as defined in the Rights Agreement) and thereby trigger the occurrence of a Distribution Date (as defined in the Rights Agreement);
     WHEREAS, under the Rights Agreement, the Company and the Rights Agent may amend the Rights Agreement at any time prior to a Distribution Date (which has yet to occur); and
     WHEREAS, Hyundai is entering into the Stock Purchase Agreement in reliance on and in consideration of the terms of this Rights Agreement Amendment.
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby enter into this Rights Agreement Amendment and agree as follows:
     1. Amendment of “Acquiring Person” definition. Effective upon the date hereof, the definition of the term “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended and restated in its entirety to read as follows:
     ”(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of fifteen percent (15%) or more of the shares of Common Stock then outstanding or who was such a Beneficial Owner at any time on or after July 24, 2003 (i.e., the original date of this Agreement), whether or not such Person continues to be the Beneficial Owner of fifteen percent (15%) or more of the outstanding shares of Common Stock. Notwithstanding the foregoing:

     (i) in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than fifteen percent (15%) of the outstanding shares of Common Stock become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock Beneficially Owned (as such term is hereinafter defined) by such Person; provided, however, that any subsequent increase in the amount of Common Stock Beneficially Owned by such Person, together with all Affiliates and Associates of such Person, without the prior written approval of the Board shall cause such Person to be an Acquiring Person (unless, measured at such time, such Person would not be an Acquiring Person);
     (ii) the term Acquiring Person shall not mean:
     (A) the Company;
     (B) any Subsidiary (as such term is hereinafter defined) of the Company;
     (C) any employee benefit plan of the Company or any of its Subsidiaries;
     (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan;
     (E) any underwriter acting in good faith in a firm commitment underwriting of an offering of the Company’s securities pursuant to arrangements with the Company that have been approved by the Board (however, the exception provided by this clause (E) shall no longer be available in the event that any such underwriter is otherwise an Acquiring Person on or after the date which is forty (40) days after the date of initial acquisition of the Company’s securities by such underwriter in connection with such offering);
     (F) Societe Financiere Privee, S.A. (referred to collectively with its Affiliates and Associates as “SFP”), so long as SFP is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than the percentage of the outstanding shares of Common Stock as to which SFP has or is deemed to have Beneficial Ownership, from time to time, by reason of its ownership of (1) shares of Series A Preferred Stock acquired directly from the Company; (2) shares of Common Stock issued to SFP directly from the Company upon conversion by SFP of the Series A Preferred Stock referred to in the foregoing clause (1); (3) any other securities (whether convertible debt or equity and including, without limitation, any warrants or similar derivative securities) of the Company purchased by SFP, after July 24, 2003 (i.e., the original date of this Agreement), directly from the Company in a transaction approved by the Board; and (4) shares of Common Stock issued to SFP directly from the Company upon conversion, exercise or exchange by SFP of any securities referred to in the foregoing clause (3); or
     (G) Hyundai Syscomm Corp., a California corporation (referred to collectively with its Affiliates and Associates as “Hyundai”), so long as Hyundai is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than the percentage of the outstanding shares of Common Stock as to which Hyundai has or is deemed to have Beneficial Ownership, from time to time, by reason of its ownership of (1) shares of Common Stock acquired by Hyundai directly from the Company pursuant to a Stock Purchase Agreement between Hyundai and the Company dated as of December 29, 2006 (the “Hyundai Agreement”), including shares of Common Stock issued or issuable to Hyundai pursuant to the terms of the Warrant (as defined in the Hyundai Agreement); (2) any other securities (whether convertible debt or equity and including, without limitation, any warrants or similar derivative securities) of the Company purchased by Hyundai, after December 29, 2006, directly from the Company in a transaction approved by the Board; and (3) shares of Common Stock issued to Hyundai directly from the Company upon conversion, exercise or exchange by Hyundai of any securities referred to in the foregoing clause (2); and
     (iii) no Person shall be deemed to be an Acquiring Person if: (A) (1) any Schedule 13D under the Exchange Act (as defined below), or any comparable or successor report, filed (or required to be filed) by such Person does not (or would not) state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 (or any comparable or successor Item) of such Schedule 13D (other than the disposition of Common Stock), (2) either (x) within two (2) Business Days of being requested by the Company to advise the Company regarding the same, such Person certifies in writing to the Company that such Person acquired Beneficial Ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock inadvertently or without knowledge of the terms of the Rights, or (y) the Board determines in good faith that such Person has become an Acquiring Person inadvertently, (3) such Person divests as promptly as practicable (as determined in good faith by the Board) a sufficient number of securities so that such Person would not be deemed to be an Acquiring Person pursuant to the first sentence of this Section 1(a) (or such other provisions of this Section 1(a) as may be applicable), and (4) promptly following such Person’s divestiture of such securities, such Person certifies to the Board that such Person would no longer be deemed to be an Acquiring Person pursuant to the first sentence of this Section 1(a) (or such other provisions of this Section 1(a) as may be applicable); or (B) by reason of such Person’s Beneficial Ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock on July 24, 2003 (i.e., the original date of this Agreement) if prior to the Record Date such

Person notified the Board that such Person was no longer the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock.”
     2. Effectiveness. This Rights Agreement Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     3. Severability. If any term, provision, covenant or restriction of this Rights Agreement Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4. Governing Law. This Rights Agreement Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     5. Counterparts. This Rights Agreement Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

US DATAWORKS, INC.
By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST
By:
Name:
Title: